UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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BlackRock New York Municipal Bond Trust

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BlackRock New York Municipal Bond Trust

June 4, 2019

Dear Shareholder,

Your vote is needed now to preserve your investment in BlackRock New York Municipal Bond Trust (NYSE: BQH). By returning your white proxy card in support of the Fund’s board of trustees, you can vote for an experienced board looking after your interests and thereby against a slate specifically selected by a hedge fund.

The Fund’s annual shareholder meeting will take place on Thursday, July 18, 2019. Your vote is extremely important because a hedge fund managed by Saba Capital Management, L.P. (“Saba”) is attempting to install inexperienced individuals on your Fund’s Board who are paid by Saba and whom we believe were selected to serve Saba’s own narrow purposes. In addition, Saba also is asking shareholders to support its proposal that the Board declassify itself so that all board seats would be subject to annual election, making your Fund vulnerable to abrupt changes based on the short-term objectives of shareholders like Saba. Why is Saba pursuing this proposal? So Saba’s hedge fund can make a short-term profit at the expense of the long-term stability and governance of your Fund. Saba wants to further its own, short-term interest while disrupting the investment strategy that brought you and other shareholders to the Fund in the first place.

A guiding principle of your Fund’s Board of Trustees is to make decisions in the best long-term interest of the Fund and its shareholders like you. Your Fund’s current Board of Trustees is a diverse group of highly professional women and men who have unique knowledge, views and insight that allows the Board, as a whole, to make informed decisions in your Fund’s best long-term interest. Under the Board’s leadership, the Fund’s performance has been consistently competitive and provided shareholders with high current income exempt from federal income tax and New York State and New York City personal income taxes.

In opposing Saba’s proposals, the Board is seeking to protect your investment from a hedge fund that is putting its own short-term interest above yours. Saba’s declassification proposal would make your Fund vulnerable to abrupt changes based on the short-term objectives of shareholders like Saba. A classified board structure is both common for closed-end funds, which differ from operating companies, and is intended to ensure stability and protect the long-term interests of fund shareholders. All of the top 10 closed-end fund families (by assets under management) have closed-end funds that utilize a classified board structure. In addition, studies suggest that companies with staggered boards have benefited shareholders by freeing managers to focus on long term results and increasing shareholder value.

Saba has a history of withdrawing the nominations of their paid individuals once a closed-end fund has succumbed to their demand for a quick payday. In fact, both Saba and its paid individuals are very busy trying to apply the same strong-arm tactic to at least 5 other closed-end funds right now. This Fund’s board understands Saba’s true agenda. You should know that Saba failed to comply with the Fund’s bylaws and the Board has determined that Saba’s nominations are invalid. While Saba and its hedge fund are deliberately ignoring their own failure to comply, votes for Saba’s individuals will not be counted at the meeting.

Your Board is devoted to overseeing and safeguarding your investment in the Fund. But we cannot fight this hedge fund and its disruptive tactics alone. We need you, as a shareholder, to act. We ask that you please take a moment to cast your vote “FOR” the Board-approved nominees listed on the enclosed WHITE proxy card and “AGAINST” Saba’s proposal. Voting takes just a few minutes and can be done by mail or online.

It is important to know that Saba may contact you by mail or phone to solicit your support through a yellow proxy card (which Saba will refer to as “gold”). Please do NOT mail in any yellow (or “gold”) proxy card that you receive from Saba for any reason. Sending in Saba’s proxy card would cancel out your vote for the Board-approved nominees.

We and the entire Board are committed to your Fund and protecting your long-term financial interests as shareholders. We are honored to serve your Fund and its shareholders and ask for your continued support and confidence.

Yours faithfully,

Richard E. Cavanagh	Karen P. Robards
Co-Chair of the Board	Co-Chair of the Board

Your vote matters because your investment matters. VOTE TODAY

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